AGREEMENT

     This AGREEMENT, made and entered into this 17th day of Dec., 1994, by and between Diamond Lake Minerals, Inc., a publicly held Utah corporation ("DLMI") and P. & G. Development (P & G), a Canadian company, formed under the Prospecting and Grubstaker's Act, of the Province of Ontario, Canada.

     For and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.     Assignment of Property and Consideration.    P & G hereby assigns,
sells, transfers, and conveys all of its right, title and interest in those thirty-nine (39) mining claims located in the North Burgess Township, County of Lanark, Southern Ontario, Canada, a description of which is attached hereto as Exhibit "A" and incorporated herein by reference, and hereinafter referred to as the "Timmins" graphite property.

     (a) As consideration for the foregoing sale, transfer and conveyance of all of P & G's mining rights in the thirty-nine (39) mining claims to DLMI, DLMI shall, upon execution hereof, issue an aggregate of FOUR-MILLION (4,000,000) DLMI common shares, to be issued to P & G or its designees as set forth in Exhibit "B", attached hereto, and incorporated herein by reference, and in addition, the sum of NINETY-THOUSAND UNITED STATES DOLLARS ($90,000
US).  P & G agrees to accept, however, in lieu of the $90,000 US,   360,000
shares, which 360,000 shares shall be part of the total of the 4,000,000 shares to be delivered hereunder, and shall constitute shares issued pursuant to an exemption provided therefor under Rule 504, Regulation D, as promulgated under the Sewcurities Act of 1933, as amended, with the balance of the 4,000,000 shares, or 3,640,000 common shares, to be issued under the exemption provided for under Seciton 4(2) of the Securities Act of 1933, as shares issued "in a transaction not involving a public offering." The issuance of the 4,000,000 shares, that is 360,000 common shares to be issued pursuant to Rule 504 and in lieu of the $90,000, and 3,640,000 common shares issued pursuant to Section 4(2) of the Securitie Act, shall constitute the full and complete consideration for the transfer of the foregoing claims, excepting reservation by P & G of a Three Percent (3%)smelter return in favor of P & G of any and all minerals mined and drilled from and of the foregoing thirty-nine (39) mining claims.

     (b) It is understood and agreed by the parties, that the parties have agreed that the common shares of DLMI to be issued to P & G as a consideration for this transaction, will be issued with an agreed upon value of Twenty-Five Canadian Cents ($0.25 Canada) per share, which approximates the average bid price of the DLMI common stock as traded on the NASD Bulletin Board over-the-counter-market in the United States as of the date hereof.

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     2.     Authority of P & G.    P & G warrants, covenants and represents
that it owns 100% of the interest in the Timmins property, and that the same is free and clear of any liens and encumbrances, and P & G has, pursuant to a resolution adopted by its Managing Members, and subsequently unanimously approved by its Members, the full power and authority to execute this Agreement and to transfer all its rights in the Timmins property to DLMI, reserving however, a 3% net smelter interest in favor of P & G.

     3.     Definition of 3% Smelter Return/Determination of Market Price.
A 3% smelter return, retained by P & G, shall be defined as the amount equal to 3% of the gross proceeds of the sale of any minerals or mineral products from the Timmins property. The average price obtained by DLMI for graphite or other mineral products products sold, will be the average price of graphite ore determined as of three days prior to delivery of the same to any processor, purchaser or refiner thereof. The weighing or sampling of the ore, at which a representative of P & G may be present or a designee thereof, prior to the delivery, will be accepted as final. The absense of a representative of P & G to witness and verify any such sampling or weighing shall constitute a waiver of the right in each instance. After weighing and sampling of any graphite ore or other mineral ores, the same may be placed in process, co-mingled, or otherwise disposed of by DLMI.

     4.     Revenues Due P & G by DLMI.     Any revenues due as a result of
the sale of graphite products or other mineral products by DLMI shall be paid on a quarterly basis to P & G or on some other date as may be mutually agreed upon by the parties. Any monies paid, shall be due when DLMI has received the actual receipts from sale of graphite or any other mineral products. P & G shall be entitled, upon a reasonable request by P & G, to the books and records of DLMI for purposes of reviewing sales of graphite or other ores and the receipt of any and all revenues in connection therewith.,

     5.     Conduct of Mining and Restoration by DLMI.     DLMI shall conduct
all of its mining operations in such a manner as not to unduly damage the lands conveyed hereunder and otherwise agrees to restore said lands as near to their present condition as reasonably possible, and to otherwise comply with any and all terms, conditions and statutes and laws as may be enacted referencing environmental or other restoration procedures applicable to the subject property in a timely manner and in compliance with such laws, ordinances or regulations. DLMI shall conduct all operations in such a manner as not to obstruct, impair or interfere with the natural drainage of the lands, or the streams or the other bodies of water on or in the vicinity of the lands, except as may be necessary to effect its mining operations. DLMI agrees to not leave on such lands pits or lakes of an area of more than 40 acres.

     6.     P & G's Title to Property.     P & G hereby warrant and agrees

     (a) to furnish DLMI a preliminary title report, title report, and title insurance, as mutually agreed upon by the parties, for the 39 claims described in Exhibit "A" . P & G shall otherwise permit DLMI, its representatives and counsel
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to examine all abstracts of title, title opinions, title files,  ownership maps, records, surveys, and al other material which P & G has or which are pertinent to the title, condition and memorandum or any business activity concerning mining operations on the property or that have been performed on the property in the past and any other material which P & G has and which are pertinent to the title and mining operations to any of the Timmin's property.

     (b) that the delivery by P & G of any such abstracts, surveys, and other title information and curative material to DLMI's title counsel as he may reasonably request for the purpose of showing that P & G has good and marketable title to the Timmin's property, and any transfer hereunder, shall be subject to a favorable opinion by DLMI's title counsel as to the status of P & G's title to the Timmin's property.

     (c) that prior to the execution hereof, P & G will undertake the necessary measures to cure any title defects or encumbrances to which DLMI takes exception and that otherwise in the opinion of DLMI would materially interfere with the proposed operation and use of the Timmin's property by DLMI.

     (d) that all warranties, representations and covenants with respect to the nature and condition of P & G's good and marketable title to the Timmin's property shall survive the execution hereof.

     7.     Acknowledgment of Investment Intent.     P & G and its members
understand, acknowledge and agree that the 3,640,000 of the 4,000,000 DLMI common shares to be issued pursuant hereto, as part of the consideration for the purchase by DLMI of P & G's Timmin's property, constitute "restricted shares" as that term is defined under the Securities Act of 1933, as amended; and, that P & G and its members are taking the DLMI shares for "investment purposes and not with a view to subsequently distribute the same". P & G and its members agree to execute and deliver to DLMI a letter similar in form to the letter attached hereto as Exhibit "C", and incorporated herein by reference, representing and warranting that the DLMI shares are being received for investment purposes and that under present U.S. law, any subsequent transferability thereof is restricted for a period of no less than two years. The DLMI shares being delivered hereunder shall have a restrictive legend imprinted thereon indicating the DLMI shares are subject to restrictions on transferability and that "stop transfer" instructions shall be submitted to DLMI's transfer agent, American Registrar and Transfer Company, Inc. of Salt Lake City, Utah, for the purpose of indicating in DLMI's transfer records the restrictive nature of the DLMI stock, together with instructions that the same may not be transferred unless the same are the subject of a Registration Statement in effect or pursuant to an exemption from the registration provisions, and further pursuant to an opinion of counsel satisfactory to DLMI that the shares can be transferred in a manner contemplated or requested by P & G or any one of its members.

     8.     Conditions Precedent to the Obligations of DLMI.     All
obligations of DLMI under this Agreement are subject to the fulfillment, prior to or upon the execution hereof, of each of the following conditions:

           a) The representations and warranties of P & G set forth in this Agreement shall be true and correct in all material respects as of the date when made and shall be deemed to have been made again at and as of the date hereof.

           b) P & G shall have duly performed and complied with, in all material respects, all things required by the Agreement, to be performed or complied with by it prior to or upon the execution hereof.

           c) P & G shall have delivered to DLMI a certificate of the Managing Member of P & G dated as of the execution date, certifying, to the best of his knowledge and belief, as to the fulfillment of the conditions imposed according to the foregoing paragraphs.

           d) P & G shall deliver to DLMI the favorable written memorandum dated upon the execution hereof, to the effect that (i) P & G is an organization duly organized and validly existing and in good standing under the laws of the Province of Ontario, Canada and was duly organized and qualified under the Prospector and Grubstaker's Act, as then in effect, and as is now presently constituted, and has the proper authority to own and operate its properties and assets and to conduct its business as it is now conducted; (ii) all necessary proceedings by P & G, including unanimous approval by its members, have been taken to authorize the consummation of the transactions contemplated hereby and the performance by P & G of its obligations hereunder and the execution and delivery by P & G of all instruments of conveyance and other documents contemplated hereby, and the execution of this shall constitute valid and binding agreements of P & G in
accordance with their respective terms;  (iii)   the manner in which P & G is
conducting its business is not in violation of any applicable law or regulation materially affecting the Timmin's property or the operation thereof; (iv) P & G's Management knows of no impediment, legal or otherwise, with respect to any provision, law, ordinance or enactment, either Provincial or Federal, referencing the Prospector's and Grubstaker's Act and to P & G's consummating the transactions contemplated in this Agreement; and (v) such matters incident to the transactions contemplated hereby as DLMI may reasonably request.

     9.     Governmental Consents.

        (a) Except and unless as DLMI shall agree, in writing, need not be obtained, there shall have been obtained, each consent of governmental authorities "other than consents required in connection with the transfer of mining claims under township, Ontario Provincial or any Federal law, or consent to the transfer is limited
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exclusively to such consent as is prescribed by the applicable laws, rules and regulations, and other than consents customarily obtained after closing" and each consent and waiver of preferential right to purchase necessary to permit the valid sale and transfer to and be purchased by DLMI of the Timmin's graphite property.

         (b) There shall not have been introduced in, or enacted or voted by any township, Canadian Province, or legislation, which, in DLMI's judgement, would be materially prejudicial to the income tax consequences to DLMI with respect to transactions contemplated by this Agreement.

     10.     Conditions Precedent to P & G's Obligations.     All obligations
of P & G under this Agreement are subject to the fulfillment as conditions precedent, prior to or upon the execution hereof, of each of the following conditions:

          a) The representations and warranties of DLMI set forth in this Agreement shall be true and accurate in all material respects as of the date hereof, and, except to the extent necessary to reflect the consummation of any transactions provided for herein or consented to or approved in writing by P & G, shall then be true in all material respects.

           b) DLMI shall have duly performed and complied with, in all material respects, all things required by this Agreement to be performed or complied with by it prior to or upon the execution hereof.

           c) This Agreement, and the proposed purchase of the Timmin's property by DLMI has been approved and adopted at a special meeting of DLMI's Board of Directors duly called and held for such purpose by the vote of a majority of its Board of Directors entitled to vote at such a meeting.

           d) DLMI shall have delivered to P & G the favorable written opinion of Robert J. Nielson, Attorney at Law, special securities counsel for DLMI, prior to or upon the execution hereof, to the effect that (i) DLMI is a corporation duly organized, validly existing and in good standing in the state of Utah, and has the corporate power to own and operate its properties and assets and to conduct its business as it is now conducted; (ii) the execution of this Agreement and the issuance 4,000,000 of DLMI's common shares, has been duly and validly authorized, and when issued and delivered, shall constitute fully paid and non-assessable shares; (iii) counsel knows of no impediment, legal or corporate, to DLMI's concluding the transactions called for in this Agreement, and (iv) such other matters incident to the transaction contemplated hereby as P & G may reasonably request.

        e) It is not contemplated that DLMI will request from the United States Internal Revenue Service a ruling, or rulings, in form and substance concerning any gain or loss of income, capital gains or with respect to any tax consequence that may

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or may not be recognized by P & G or DLMI as a result of the contemplated sale by P & G of the Timmin's property to DLMI in the matter contemplated herein. Further, each of the parties hereto agrees to consult with their own tax counsel to the gain, income, Canadian and U.S. tax provisions and tax consequences applicable to the within contemplated transaction.

     11.     Conveyance and Transfer of Title.     Upon the execution hereof,
P & G shall also execute the instruments conveying and transferring all of P & G's title and interest in the Timmin's property to DLMI, which shall contain the general warranties and covenants and an adequate description of the Timmin's property to be delivered to DLMI with the required documentary tax stamps affixed thereto by P & G and cancelled, if any there be. P & G further agrees, that, from time to time, at DLMI's request, and without further consideration, P & G shall execute and deliver such further documents and take such further action as DLMI reasonably may require to more effectively convey, transfer to, and vest in DLMI, good title to the Timmin's property.

     12.     DLMI's Title to Timmin's Property.     Upon execution hereof, and
by the execution of the conveyance referred to above, DLMI shall have good and marketable title to all of the Timmin's property, as described in Exhibit "A" attached hereto, free of all liens, charges and encumbrances, except as otherwise disclosed and agreed to by DLMI pursuant to written waivers, excepting (i) taxes constituting a lien but not yet due and payable (ii) defects or irregularities of title or encumbrances which are not such as to interfere materially with the operation, value or use of any of the Timmin's property or materially affect title thereto.

     13.     Delivery of DLMI Shares to P & G.     Upon the execution hereof,
and concomitant with the transfer and execution of the conveyance of the Timmin's property to DLMI, DLMI shall, as soon as practicable, deliver to P & G and its members identified in Exhibit "B" attached hereto, 4,000,000 DLMI common shares, which shares will be issued pursuant to certain exemptions from the registration provisions of the Securities Act of 1933, as amended and as further discussed in Paragraph 1(a).

     14. Execution of Investment Letters. In connection with the delivery of 3,640,000 of the 4,000,000 forgoing DLMI shares, P & G, and each member thereof, agrees to execute an "investment letter" in a form similar to that attached hereto as Exhibit C.

     15. Neither party has employed or entered into any agreement, arrangement or understanding with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and each party so represents and warrants to the other. Each party hereby agrees to indemnify, save and hold harmless the other party, its shareholders, members, directors and officers from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by it with any broker or finder in connection with this Agreement or the transactions contemplated hereby.
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     16.     Termination.     In the event of the termination of this
Agreement, pursuant to the terms and provisions hereof, neither party shall have any liability hereunder, of any nature whatever, to the other, including any liability for damages; provided that this paragraph shall not preclude liability attaching to a party who has caused a termination hereof by an act, or by its failure to act, in violation of the terms and provisions hereof, and in the event of suit, a violation of any other term or provision hereof, the prevailing party shall be entitled to costs incurred in connection therewith, and reasonable attorney fees.

     17.     Notices.     All notices, requests, demands, and other
communications hereunder shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid:

If to DLMI, to:     Diamond Lake Minerals, Inc.
                    Box 190
                    Warkworth, Ontario  CANADA K0K 3K0
                    ATTN:  Mr. A.D. Houston, President

With a copy to:     Robert J. Nielson, Esq.
                    3098 Highland Drive, Suite 350
                    Salt Lake City, Utah 84106

If to P & G Development:


     18.     Binding Effect.     This Agreement shall inure to the benefit of
and be binding upon the parties named herein and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     19.     Claims.     Neither the conveyance of the Timmin's property, nor
the delivery of the DLMI shares pursuant to this Agreement, shall operate to extinguish any claim, representation, warranty or agreement hereunder, unless such representation, warranty or agreement shall survive the expiration of one year from the date hereof, unless (a) a claim in respect thereof has been asserted in writing prior to, or at least one month prior to such expiration,
(b) it relates to obligations of the parties which are to continue after the execution hereof as distinguished from the representations and warranties of the parties contained in this Agreement and in certificates and documents delivered hereunder, or (c) it is contained in an instrument of conveyance, assignment or transfer executed and on delivery in accordance with this Agreement.

     20.  Amendments.     This Agreement may not be amended, supplemented or
otherwise modified except by an instrument in writing signed by both P & G and DLMI. This Agreement cannot be assigned in any manner by either P & G or DLMI without the express written permission of the other, which permission shall not be unreasonably

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withheld.  This Agreement contains the entire agreement of the parties hereto with respect to the transactions covered hereby and there are no representations, warranties, agreements, undertakings or conditions, express or implied, except as set forth herein.

     21.     Counterparts.     This Agreement may be executed in two or more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     22.     Governing Law.     The parties agree that without regard to
conflicts of law considerations, this Agreement shall be construed and governed by the law of the Province of Ontario, Canada.

     IN WITNESS WHEREOF,     the undersigned parties hereto have duly executed
this Agreement as of the date first above written.


P & G DEVELOPMENT, INC.

       /s/ A. David Houston
By:__________________________________
                         , Managing Member

         /s/ Diane Greer
ATTEST:____________________________



DIAMOND LAKE MINERALS, INC.

     /s/ A. David Houston
By:__________________________________
     A. David Houston, President


        /s/ Diane Greer
ATTEST:_____________________________


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                            Exhibit A

                  List of Timmins Mining Claims

                            Exhibit B
               List of Shareholders of Designees to
                Receive stock in the Transaction
                   Between the Company and P&G

                            Exhibit C


                     Sample Investment Letter

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                            Exhibit D
      Exploration Strategy/Geology Report by MDX Geoservices

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